Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

AVI BioPharma, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-160922, 333-150021, 333-133211, 333-86778, 333-105412, 333-68502, 333-45888, 333-93135, 333-86039) on Form S-3 and (Nos. 333-101826, 333-49996, 333-49994, and 333-34047) on Form S-8 of AVI BioPharma, Inc. (a developmental stage enterprise) of our report dated March 16, 2009 with respect to the balance sheets of AVI BioPharma, Inc. as of December 31, 2009 and 2008 and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of AVI BioPharma, Inc.

/s/ KPMG LLP

Portland, OR

March 16, 2010